Exhibit 99.1

                 Access National Opens Leesburg Banking Center

     RESTON, Va.--(BUSINESS WIRE)--Feb. 26, 2007--Access National Bank announced the opening of its new Leesburg Banking Center located at 300 Fort Evans Road NE, Suite 103, Leesburg Virginia. The opening of the Leesburg Banking Center marks the fourth regional office designed to serve small and medium-sized businesses and professionals. The Leesburg Banking Center is a full service center with banking hours from 9:00 AM until 5:00 PM Monday - Friday, or by appointment. The phone number is 703-871-1040 and the center is lead by Jona Payne and Virginia Rae.

     "We currently serve the financial needs of a significant base of clients in Loudoun County," said Access President and CEO, Michael W. Clarke, "so Leesburg is a key business community for us." The Banking Centers of Access National are fully staffed with personnel that assist clients with commercial lending, cash management, private banking, internet banking and residential mortgage lending services.

     Access National Bank, an independent, nationally chartered bank, is a subsidiary of Access National Corporation, headquartered in Reston, Virginia with $644 million in assets reported as of 12/31/06. The Bank, established in December 1999, serves the business community in the Washington D.C. Metropolitan area with a full suite of financial services and an emphasis on electronic banking. Additional information is available on our website at www.AccessNationalBank.com. The shares of Access National Corporation are traded on the NASDAQ Global Market under the symbol "ANCX".

     This press release contains "forward-looking statements" within the meaning of the federal securities laws. These statements may be identified by the use of words such as "may", "could", "expect", "believe", anticipate", "intend", "plan" or variations thereof. These forward-looking statements may contain information related to those matters such as the Company's intent, belief, or expectation with respect to matters such as financial performance. Such statements are necessarily based on assumptions and estimates and are inherently subject to a variety of risks and uncertainties concerning the Company's operations and business environment, which are difficult to predict and beyond control of the company. Such risks and uncertainties could cause the actual results of the Company to differ materially from those matters expressed or implied in such forward-looking statements. For an explanation of certain risks and uncertainties associated with forward looking statements, please refer to the Company's Annual Report on Form 10-K and other SEC filings.


     CONTACT: Access National Corporation
              Michael W. Clarke, 703-871-2100
              or
              Maristeve Bradley, 703-871-7398